Exhibit 99.1

CyberOptics Reports Solid First Quarter Operating Results

Minneapolis, MN—April 25, 2007—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the first quarter of 2007 ended March 31:

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Consolidated sales totaled $13,741,000 for the first quarter of 2007 ended March 31, down from $14,718,000 in the year-earlier period and virtually unchanged from $13,745,000 in the fourth quarter of 2006. First quarter sales were consistent with the previously issued guidance for this period.

•	Operating income came to $1,174,000, down from $1,842,000 in the year-earlier period but up from $1,043,000 in the fourth quarter of 2006.

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Net income came to $1,153,000 or $0.13 per diluted share, compared to $1,456,000 or $0.16 in the first quarter of 2006 and $1,282,000 or $0.14 per diluted share in last year’s fourth quarter when earnings were taxed at an effective rate of 20% due to the impact of federal R&D tax credits that took effect in the fourth quarter. First quarter earnings were at the upper end of the forecasted financial guidance for this period.

•	CyberOptics ended the first quarter of 2007 with cash and marketable securities of $49,115,000 up from $49,007,000 at the beginning of the year.

Kathleen P. Iverson, president and chief executive officer, commented: “We are encouraged that CyberOptics is continuing to post very solid operating results, even though we faced a difficult comparison with last year’s first quarter when we shipped one of the largest orders in our history for SE 300 solder paste inspection systems. Although we had no similarly sized shipment in this year’s first quarter, inspection systems sales continued at robust levels, with sales of our Flex Ultra™ automated optical inspection (AOI) system being particularly strong. Sales of electronic assembly sensors remained comparable with the prior two quarters after peaking earlier in 2006.”

Iverson continued: “We ended the first quarter of 2007 with an order backlog of $5,576,000, compared to $6,876,000 at the beginning of the quarter. We believe sales of inspection systems should continue at robust levels in the second quarter. However, consolidated sales for this period will be affected by some softness in orders for electronic assembly sensors. As a result, we are forecasting sales of $12.5 to $13.5 million for the second quarter of 2007 ending June 30 and earnings of $0.08 to $0.11 per diluted share. Our guidance reflects an increase in stock compensation expense, a benefit from a warranty recovery and an effective tax rate of 34%.

Steven K. Case, Ph.D., chairman and founder, added: “We continue to believe that electronic assembly inspection solutions will be our primary growth driver going forward, and the strong sales growth of our technologically advanced Flex Ultra AOI systems is validating this conviction. To build upon this momentum, we introduced in the first quarter our next-generation Flex Ultra HR, which can inspect components as small as 01005 English. With 5.0 megapixel camera technology, this new system also offers users a 40 percent improvement in imaging resolution over the Flex Ultra. During the quarter, we also introduced our first SE 300 solder paste inspection system specially modified for the Japanese market. We believe this is a key development, since Japan accounts for approximately 25% of total worldwide production of SMT circuit boards. At the same time, we fully intend to maintain and expand our industry-leading position in electronic assembly sensors. Toward this end, we are making volume shipments of our fifth-generation LaserAlign® sensor for the new pick-and-place platform of Juki Automation Systems, a long-time OEM partner. We believe that by having this higher speed and resolution sensor incorporated into Juki’s next-generation platform, Juki should remain a significant CyberOptics customer.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through May 3 by dialing 303-590-3000 and providing the 11088326 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended March 31,
	2007	2006
Revenue	$13,741	$14,718
Cost of revenue	6,609	7,083
Gross margin	7,132	7,635
Research and development expenses	2,332	2,033
Selling, general and administrative expenses	3,581	3,553
Amortization of intangibles	45	207
Income from operations	1,174	1,842
Interest income and other	559	394
Income before income taxes	1,733	2,236
Provision (benefit) for income taxes	580	780
Net income	$1,153	$1,456
Net income per share - Basic	$0.13	$0.16
Net income per share - Diluted	$0.13	$0.16
Weighted average shares outstanding - Basic	8,879	8,929
Weighted average shares outstanding - Diluted	8,967	9,046

Condensed Consolidated Balance Sheets (Unaudited)
	March 31, 2007	Dec. 31, 2006
Assets
Cash and cash equivalents	$19,658	$30,056
Marketable securities	11,599	12,175
Accounts receivable, net	10,959	10,471
Inventories	9,986	8,357
Other current assets	1,184	868
Deferred Tax Assets	2,725	2,725
Total current assets	56,111	64,652

Marketable securities	17,858	6,776
Intangible and other assets, net	6,357	6,374
Fixed assets, net	1,775	1,814
Deferred Tax Assets	2,412	2,394
Total assets	$84,513	$82,010

Liabilities and Stockholders’ Equity
Accounts payable	$4,590	$3,783
Accrued expenses	3,564	5,207
Total current liabilities	8,154	8,990

Other liabilities	1,556	—
Total liabilities	9,710	8,990

Total stockholders’ equity	74,803	73,020
Total liabilities and stockholders’ equity	$84,513	$82,010

Backlog Schedule:
2nd Quarter 2007		$5,216
3rd Quarter 2007 and thereafter		360
Total backlog		$5,576